                                                               Exhibit 99.1

PAN PACIFIC RETAIL PROPERTIES, INC.           WESTERN PROPERTIES TRUST
TRADED: NYSE: PNP                             TRADED: AMEX:WIR
1631 SOUTH MELROSE DRIVE, SUITE B             2200 POWELL STREET, SUITE 600
VISTA, CA 92083                               EMERYVILLE, CA 94608


PAN PACIFIC CONTACT: Carol Merriman, Investor Relations (760) 727-1002 x102 WESTERN CONTACT: Dennis Ryan, Chief Financial Officer (888) 831-5770

FOR IMMEDIATE RELEASE
Tuesday, August 22, 2000

                    PAN PACIFIC RETAIL PROPERTIES TO ACQUIRE
                            WESTERN PROPERTIES TRUST

  TRANSACTION WILL CREATE LARGEST WEST COAST NEIGHBORHOOD SHOPPING CENTER REIT

HIGHLIGHTS
   - STOCK FOR STOCK TRANSACTION WITH EACH WESTERN SHARE EXCHANGED FOR 0.62
     PAN PACIFIC SHARE
   - TOTAL TRANSACTION VALUE OF $440 MILLION
   - INCREASES PAN PACIFIC'S TOTAL MARKET CAPITALIZATION BY 55% TO $1.3 BILLION
   - EXPECTED TO BE ACCRETIVE TO PAN PACIFIC STOCKHOLDERS IN 2001
   - PAN PACIFIC TO INCREASE QUARTERLY DIVIDEND FROM $0.42 PER SHARE TO $0.455 PER SHARE
   - INCREASES PAN PACIFIC'S PORTFOLIO BY 83% FROM 60 PROPERTIES TO 110 TOTALING 14.3 MILLION SQ.FT.
   - SIGNIFICANTLY ENHANCES PAN PACIFIC'S PRESENCE IN KEY WEST COAST GROWTH MARKETS
   - DIVERSIFIES AND INCREASES PAN PACIFIC'S TENANT BASE BY 50% TO 2,100
     RETAILERS
   - ENHANCES PAN PACIFIC'S BALANCE SHEET, FINANCIAL FLEXIBILITY AND KEY COVERAGE RATIOS
   - INCREASES PAN PACIFIC'S SHARE BASE BY 50% FROM 21.3 MILLION COMMON SHARES TO 32.0 MILLION
   - PROVIDES OPPORTUNITY TO REALIZE EFFICIENCIES INCLUDING AN ANTICIPATED
     $3 MILLION IN G&A SAVINGS
   - RESPECTIVE BOARDS OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE TRANSACTION
   - PAN PACIFIC'S LARGEST STOCKHOLDER, HOLDING 51%, HAS AGREED TO VOTE IN FAVOR OF THE TRANSACTION

     SAN DIEGO, CALIF., AUGUST 22, 2000 -- Pan Pacific Retail Properties, Inc. (NYSE: PNP) and Western Properties Trust (AMEX: WIR) today announced that they have entered into a definitive agreement in which Pan Pacific will acquire Western. Once the transaction is completed, Pan Pacific will be the largest West Coast neighborhood shopping center real estate investment trust (REIT), with an expected total market capitalization of approximately $1.3 billion. Pan Pacific will own and operate 110 neighborhood shopping centers, encompassing more than
14.3 million square feet, with a broad geographic representation in key West Coast growth markets.

     "The transaction will create a unique and powerful platform for growth and increasing shareholder value," stated Stuart Tanz, President and Chief Executive Officer of Pan Pacific. "The Western portfolio provides an exceptional strategic fit and is a perfect complement to our existing geographic locations. The transaction will substantially strengthen our position in high barrier-to-entry growth markets such as San Francisco, Sacramento and Portland. The Western portfolio is consistent with the $425 million one-off properties that Pan Pacific has acquired since our IPO three years ago. It features high-quality, grocery-anchored centers located in strong, infill markets providing the opportunity to enhance cash flow and value through implementing Pan Pacific's proven management, marketing and leasing programs." Mr. Tanz also commented, "Stockholders will benefit from anticipated stronger earnings growth and a greater diversification of assets and tenants. The transaction will enhance Pan Pacific's liquidity, presence and visibility in the capital markets and will position Pan Pacific as the leading consolidator of shopping centers on the West Coast."

Pan Pacific Retail Properties, Western Properties Trust             Page 2 of 5

     Bradley Blake, Chairman, President and CEO of Western commented, "We are very pleased with the proposed transaction. The Western board conducted an extensive exploration of strategic alternatives and unanimously concluded that this transaction is in the best interest of our shareholders. We firmly believe that Pan Pacific will provide Western shareholders the opportunity to realize superior growth and enhanced value as they participate in the benefits of greater size, geographic and tenant diversification, liquidity and market leadership. In addition, with Pan Pacific increasing its dividend in 2001, Western's shareholders will continue to receive the same dividend they receive now."

                                TRANSACTION TERMS

     The transaction values Western at approximately $440 million including transaction costs and the assumption of approximately $200 million of debt. It is being structured as a tax free, stock for stock exchange whereby Western common shares will be exchanged into newly issued Pan Pacific common shares, based upon a fixed 0.62 exchange ratio. As a result, Pan Pacific will issue approximately 11.7 million common shares and units to Western's equity holders, representing a 34% pro forma interest in Pan Pacific on a fully diluted basis. Pan Pacific will use approximately $65 million under its unsecured line of credit to retire Western's bank line and to pay transaction costs. In addition, Pan Pacific will assume Western's $125 million senior notes and a $10 million mortgage. The transaction will be accounted for as a purchase of Western by Pan Pacific.

     Pursuant to the terms of the definitive agreement, Pan Pacific will increase its quarterly dividend from $0.42 per share to $0.455 per share ($1.82 per share on an annualized basis), commencing in the first full quarter following the closing of the transaction. Based upon the fixed 0.62 exchange ratio, the $0.455 per share dividend equates to Western's current quarterly dividend.

     Upon completion of the transaction, Pan Pacific will expand its Board of Directors to seven members, adding two of Western's existing independent members from its Board of Trustees. With these additions, five of the seven Pan Pacific board members will be independent.

     Pan Pacific will continue to be led by its existing management team including Stuart Tanz as President and Chief Executive Officer, Joe Tyson as Chief Financial Officer and Jeff Stauffer as Chief Operating Officer. Upon completion of the transaction, Pan Pacific intends to enter into a joint venture with certain senior executives of Western, led by Bradley Blake, to complete Western's three retail development projects currently in progress.

     The transaction has been unanimously approved by each company's board of directors and is expected to be completed in the fourth quarter of 2000, subject to approval by each company's stockholders. Pan Pacific's largest stockholder, Revenue Properties Company Limited, has agreed to vote its 10.8 million Pan Pacific shares (representing 51% of Pan Pacific's total common shares) in favor of the transaction. Upon completion of the transaction, Revenue Properties' 10.8 million shares will represent an approximate 31% pro forma interest in Pan Pacific on a fully diluted basis.

     Prudential Securities Incorporated is acting as the financial advisor for Pan Pacific, and Donaldson, Lufkin & Jenrette is acting as the financial advisor for Western.

Pan Pacific Retail Properties, Western Properties Trust             Page 3 of 5


                                PORTFOLIO SUMMARY

     The transaction joins two high-quality neighborhood shopping center portfolios, with similar profiles and potential operating synergies. Western's strong, leading position in Northern California, its focus on grocery-anchored centers and its diverse tenant base complements Pan Pacific's portfolio. Upon completion of the transaction, Pan Pacific will own and operate 110 centers encompassing approximately 14.3 million square feet predominantly located in five West Coast markets.


                                            Pan Pacific                      Western(1)          Pro Forma Pan Pacific
                                     SQ. FT. (000s) % OF TOTAL    SQ. FT. (000s) % OF TOTAL   SQ. FT. (000s)  % OF TOTAL
                                     -------------- ----------    -------------- ----------   --------------  ----------
Northern California                       1,717          18%            3,816        77%           5,533          39%

Southern California                       1,944          21%                0         0%           1,944          14%

Oregon                                    1,985          21%              463         9%           2,448          17%

Washington                                1,776          19%              128         3%           1,904          13%

Nevada                                    1,458          16%              569        11%           2,027          14%

Other                                       481           5%                0         0%             481           3%

TOTAL PORTFOLIO                           9,361         100%            4,976       100%          14,337         100%

(1) PRO FORMA FOR TRANSACTION INCORPORATING DISPOSITIONS EXPECTED TO BE COMPLETED BY TRANSACTION CLOSING.


     With the inclusion of Western's Northern California portfolio, Pan Pacific will become the largest owner and operator of neighborhood centers in the region, including the densely populated San Francisco market, and the high-growth Sacramento market. Specifically, Pan Pacific will own 33 centers, encompassing 4.0 million square feet in these two strong markets.

                                            Pan Pacific                    Western(1)            Pro Forma Pan Pacifi
                                     SQ. FT. (000s) % OF TOTAL    SQ. FT. (000s) % OF TOTAL   SQ. FT. (000s) % OF TOTAL
                                     -------------- ----------    -------------  ----------   -------------- ----------
San Francisco Bay Area                    1,072          62%            1,575        41%           2,647          48%

Sacramento                                  275          16%            1,055        28%           1,330          24%

Central Valley                                0           0%              316         8%             316           6%

Other N. California Markets                 370          22%              870        23%           1,240          22%

TOTAL NORTHERN CALIFORNIA                 1,717         100%            3,816       100%           5,533         100%

(1) PRO FORMA FOR TRANSACTION INCORPORATING DISPOSITIONS EXPECTED TO BE COMPLETED BY TRANSACTION CLOSING.


                                 TENANT SUMMARY

     The transaction significantly broadens and further diversifies Pan Pacific's strong tenant base. Upon completion of the transaction, Pan Pacific's tenant base will increase from 1,400 retailers to over 2,100, and approximately 80% of the total GLA will be leased to national and regional retailers. Approximately 300 of Western's tenants (65% of Western's GLA) are existing Pan Pacific tenants.

Pan Pacific Retail Properties, Western Properties Trust             Page 4 of 5

     After closing, Pan Pacific's largest tenant will be Raley's Supermarket, a leading supermarket chain in Sacramento (ranked #1 with a 25% market share) and San Francisco Bay Area (ranked #3 with a 7% market share). Raley's will account for approximately 6% of Pan Pacific's pro forma annualized base rent.


                                               Pan Pacific                  Western(1)                Pro Forma Pan Pacific
                                        RENT ($000s)   % OF TOTAL   RENT ($000s)    % OF TOTAL      RENT ($000s)  % OF TOTAL
                                        ------------   ----------   ------------    ----------      ------------  ----------
Raley's Supermarket                          $339          0.4%         $7,359         16.8%           $7,698         5.9%

Wal-Mart                                    2,836          3.3%            775          1.8%            3,611         2.8%

Von's/Safeway                               2,084          2.4%          1,339          3.1%            3,423         2.6%

Albertson's/Sav-on                          3,277          3.8%              0          0.0%            3,277         2.5%

Rite Aid                                    1,576          1.8%          1,210          2.8%            2,786         2.1%

Hollywood Video                             1,187          1.4%            565          1.3%            1,752         1.3%

Ross Stores                                 1,072          1.2%            628          1.4%            1,700         1.3%

Save Mart                                     512          0.6%          1,121          2.6%            1,633         1.3%

QFC                                           541          0.6%          1,090          2.5%            1,631         1.3%

24 Hour Fitness                             1,246          1.4%            243          0.6%            1,489         1.1%

Office Max                                  1,481          1.7%              0          0.0%            1,481         1.1%

 (1) PRO FORMA FOR TRANSACTION INCORPORATING DISPOSITIONS EXPECTED TO BE
     COMPLETED BY TRANSACTION CLOSING.


     Jeff Stauffer, Chief Operating Officer of Pan Pacific stated, "We are already underway with developing our business plan for integrating the Western properties into our portfolio. To our strong advantage, Pan Pacific already has regional offices in Northern California, Oregon and Nevada, each with the infrastructure and systems in place to operate the assets without any additional offices needed. Furthermore, both companies use similar accounting and property management systems and both companies have the same audit firm. All of this will enable us to seamlessly integrate the Western portfolio and generate meaningful efficiencies upon closing." Mr. Stauffer also added, "With two-thirds of the Western portfolio leased to existing Pan Pacific tenants, we can offer retailers an unsurpassed range of property and market opportunities. There are strong tenant synergies between the two companies and our leasing team is exploring these and other re-tenanting opportunities. With our proven track record of aggressively enhancing our tenant base, we expect to generate the same level of double-digit growth in re-leasing rates with the Western portfolio as we have achieved with our own portfolio."

                                FINANCIAL SUMMARY

     With the issuance of 11.7 million common shares, Pan Pacific's common share base will be increased to approximately 32.0 million common shares. In addition to increasing market capitalization and liquidity, the transaction is expected to enhance Pan Pacific's financial flexibility. Upon completion of the transaction, Pan Pacific will assume Western's $125 million of investment grade rated bonds (7.5% weighted average interest rate), substantially enhancing Pan Pacific's unsecured debt-to-total debt ratio from 40% to approximately 60% on a pro forma basis and lowering its average borrowing cost. Pan Pacific's percent of unencumbered net operating income is expected to increase from 58% to approximately 73% on a pro forma basis and its interest coverage will remain approximately 3-to-1.

     Pan Pacific is currently in discussions with its lead bank regarding an increase to its unsecured credit line from $250 million to $400 million.

Pan Pacific Retail Properties, Western Properties Trust             Page 5 of 5

     Joe Tyson, Chief Financial Officer of Pan Pacific noted, "Based upon the $440 million transaction value, we expect the net operating income yield in the first year will be over 11%. As a result of this strong yield, together with anticipated G&A savings of approximately $3 million, we expect the transaction to be accretive in the first year to our funds from operation per share. This transaction represents the approximate relationship in net asset value between the two companies." Mr. Tyson also commented, "Given the stock issuance and the fact that Western's debt ratio is consistent with ours, the transaction is balance sheet neutral to Pan Pacific. Furthermore, Pan Pacific's debt, including its unsecured credit line, along with its investment-grade rating, complements Western's financial structure and investment-grade rating. Going forward, Pan Pacific will not only be significantly larger, but also financially stronger with greater balance sheet flexibility. With a pro forma total market capitalization in excess of $1 billion, and much greater liquidity, Pan Pacific should attract new investors. Additionally, each company enjoys a uniquely complementary shareholder base with Pan Pacific being predominately held by institutions, while Western is primarily held by individual retail investors."

                                 CONFERENCE CALL

     Pan Pacific will conduct an investor conference call on Tuesday, August 22, 2000 at 2:00 p.m. Eastern Time to discuss its proposed acquisition of Western. Stockholders and interested parties may participate in this conference call by dialing (877) 282-0743. A replay will be available at (888) 266-2081, pass code 4536498.

                       ABOUT PAN PACIFIC RETAIL PROPERTIES

     Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company creates long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. Pan Pacific's strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

     The Company's portfolio currently totals 60 properties, encompassing 9.4 million square feet, and is 98% leased to over 1,400 retailers. The portfolio is diversified across five Western U.S. markets: Northern California, Southern California, Washington, Oregon and Nevada.

     Pan Pacific is a full service real estate company with in-house expertise in acquisitions, leasing, development, property management, marketing and accounting. The Company is headquartered in Vista (San Diego) California, and has five regional offices located in Sacramento, California; Chino, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

                         ABOUT WESTERN PROPERTIES TRUST

     Western Properties Trust owns and operates community and neighborhood shopping centers in the Western United States. The company has investments in 57 properties, primarily anchored by supermarkets, containing approximately 5.3 million square feet of gross leasable area. The corporate office of the self-administered equity real estate investment trust is in Emeryville, California. Its shares are traded on the American Stock Exchange under the symbol "WIR".

CERTAIN MATTERS DISCUSSED WITHIN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD LOOKING STATEMENTS RELATE TO MATTERS SUCH AS THE FUTURE OPERATING RESULTS OF PAN PACIFIC AND WESTERN, THE POTENTIAL G&A COST SAVINGS FROM THE TRANSACTION, FUTURE EARNINGS GROWTH OF THE COMBINED COMPANY, THE SUCCESSFUL INTEGRATION OF THE BUSINESSES OF WESTERN AND PAN PACIFIC, AND THE ABILITY OF THE COMBINED COMPANY TO OBTAIN EQUITY AND DEBT FINANCING. SUCH FORWARD LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF PAN PACIFIC'S AND WESTERN'S MANAGEMENT AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO EACH COMPANY'S MANAGEMENT. THE WORDS "ANTICIPATE," "BELIEVE," "MAY," "EXPECT," "WILL," AND SIMILAR EXPRESSIONS, VARIATIONS OF SUCH TERMS OR THE NEGATIVE OF SUCH TERMS AS THEY RELATE TO PAN PACIFIC OR WESTERN USED IN THIS PRESS RELEASE, ARE INTENDED TO IDENTIFY SUCH FORWARD LOOKING STATEMENTS. ALTHOUGH THE COMPANIES BELIEVE THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THEY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANIES' EXPECTATIONS INCLUDE MARKET VALUATIONS OF THEIR STOCK, FINANCIAL PERFORMANCE AND OPERATIONS OF THEIR SHOPPING CENTERS, REAL ESTATE CONDITIONS, EXECUTION OF SHOPPING CENTER DEVELOPMENT PROGRAMS, SUCCESSFUL COMPLETION OF RENOVATIONS, COMPLETION OF PENDING ACQUISITIONS INCLUDING THE COMPLETION OF CUSTOMARY DUE DILIGENCE AND CLOSING CONDITIONS, CHANGES IN THE AVAILABILITY OF ADDITIONAL ACQUISITIONS, CHANGES IN LOCAL OR NATIONAL ECONOMIC CONDITIONS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING EACH COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999.

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